Company Contact:	Deborah Merrill
(864)232-5200 x 6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact: ICR, Inc.	Tom Filandro/Caitlin Morahan
(203)682-8200
Investors:	Tom.Filandro@icrinc.com Caitlin.Morahan@icrinc.com
Media:	Jessica Liddell
(203)682-8208
DLAPR@irinc.com

Delta Apparel Announces Preliminary First Quarter Results
Expects Double-Digit Revenue Growth

GREENVILLE, SC - January 14, 2019 (GLOBE NEWSWIRE) - Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel, today announced preliminary results for its 2019 fiscal first quarter ended December 29, 2018.
The Company anticipates overall net sales for the first quarter of its 2019 fiscal year to come in ahead of expectations at approximately $101 million, or about a 12% increase from prior year net sales of $90.3 million. The growth was driven by solid double-digit gains in the Company’s Salt Life business, as well as in its digital print business, which successfully completed its first holiday season with consolidated operations including the DTG2Go and SSI Digital Print businesses acquired in the last 10 months.
The Company expects earnings per share for the quarter to be above the prior year period’s reported earnings per share. Results during the first quarter of fiscal year 2019 were impacted by a discrete expense of $2.5 million associated with the resolution of litigation stemming from The Sports Authority's March 2016 bankruptcy.  The Company anticipates adjusted earnings per share for the quarter to be approximately in line with prior year adjusted results of $0.08 after excluding the financial impact of this expense and the impact of United States tax reform legislation.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, stated, “We are pleased with our start to the new fiscal year and the broad-based momentum we are seeing across our business segments. We have delivered sequential growth in our Salt Life Group, and our Delta Group continues its strong expansion driven by our DTG2Go digital print business. We look forward to providing our full results for the first quarter during our upcoming earnings call.”
ICR Conference
As previously announced, the Company is scheduled to present today at 8 a.m. Eastern Time at the ICR Conference being held at the JW Marriott Grand Lakes located in Orlando, Florida. A webcast of the conference presentation will be available on Delta Apparel's website at www.deltaapparelinc.com. Real Player or Windows Media Player is required to listen to the webcast.

First Quarter Fiscal 2019 Results on February 4, 2019

Final and complete financial results for the fiscal year 2019 first quarter ended December 29, 2018, will be released after the market close on February 4, 2019.  At 4:30 p.m. ET on that day, the Company will also hold a conference call with senior management to discuss its financial results and business outlook.  The Company invites you to join the call by dialing 866-575-6539.  If calling from outside the United States, please dial 323-794-2423.  A live webcast of the conference call will be available at www.deltaapparelinc.com.  Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software.  A replay of the call will be available through March 4, 2019.  To access the telephone replay, participants should dial toll-free 844-512-2921.  International callers can dial 412-317-6671.  The access code for the replay is 7993355.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, Salt Life, LLC, M. J. Soffe, LLC, and DTG2Go, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of core activewear and lifestyle apparel and related accessory products.  The Company specializes in selling casual and athletic products through a variety of distribution channels and distribution tiers, including department stores, mid and mass channels, e-retailers, sporting goods and outdoor retailers, independent and specialty stores, and the U.S. military.   The Company’s products are also made available direct-to-consumer at its branded retail stores and on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,700 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties.  Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; significant interruptions within our manufacturing or distribution facilities or other operations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Company Contact:
Deborah Merrill, 864-232-5200 x6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.
Investors:
Tom Filandro/Caitlin Morahan, 203-682-8200
Tom.Filandro@icrinc.com / Caitlin.Morahan@icrinc.com
Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com